UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ARCH CHEMICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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501 MERRITT 7, NORWALK, CONNECTICUT 06851

March 12, 2004

Dear Fellow Shareholder:

You are cordially invited to attend our 2004 Annual Meeting of Shareholders at 10:15 a.m., local time, on Friday, April 23rd. The meeting will be held at The Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut.

You will find information about the meeting in the enclosed Notice and Proxy Statement.

Please be advised that we have not planned a communications segment or any multimedia presentations for the 2004 Annual Meeting. The only items of business on the agenda are the election of three directors and the ratification of our independent auditors.

Whether or not you plan to attend and regardless of how many shares you own, please vote your shares by using the telephone or the Internet or by signing and dating the enclosed proxy card and mailing the lower half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the upper half to be used as your admission card to the meeting.

Sincerely,

MICHAEL E. CAMPBELL

Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT You are urged to vote by telephone, via the Internet or by signing, dating and promptly mailing your proxy card in the enclosed envelope.

ARCH CHEMICALS, INC.

Notice of Annual Meeting of Shareholders

Norwalk, Connecticut

March 12, 2004

The Annual Meeting of Shareholders of Arch Chemicals, Inc. will be held at The Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on Friday, April 23, 2004, at 10:15 a.m., local time, to consider and act upon the following:

(1)  The election of three directors.

(2)  Ratification of the appointment of independent auditors for 2004.

(3)  Such other business as may properly come before the meeting or any adjournment.

The Board of Directors has fixed March 3, 2004 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

SARAH A. O’CONNOR

Secretary

ARCH CHEMICALS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held April 23, 2004

Who is Arch Chemicals?

Arch Chemicals, Inc. (“Arch” or the “Company”) is a NYSE-listed, specialty chemicals manufacturer. Arch is traded under the symbol “ARJ.” The mailing address of the Company’s principal executive office is 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204.

When and where will the Annual Meeting be held?

The Annual Meeting of Shareholders of the Company (“Annual Meeting”) will be held at The Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on Friday, April 23, 2004, at 10:15 a.m., local time.

Who is asking for my vote and why are you sending me this document?

The Board of Directors of the Company (the “Board”) asks that you vote on the matters listed in the Notice of Annual Meeting of Shareholders. The votes will be formally counted at the Annual Meeting on Friday, April 23, 2004, or if the Annual Meeting is adjourned or postponed, at any later meeting.

We are providing this Proxy Statement and related proxy card to the shareholders of the Company in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. Shares represented by duly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. We are mailing this Proxy Statement and the related proxy card to shareholders beginning on or about March 12, 2004.

What am I being asked to vote on?

(1)  The election of three directors.

(2)  Ratification of the appointment of the independent auditors for 2004.

(3)  Such other business as may properly come before the meeting or any adjournment.

How does the Board recommend I vote on the proposals?

The Board recommends a vote FOR the nominees for director identified in “Item 1 – Election of Directors” and FOR “Item 2 – Ratification of Appointment of Independent Auditors.”

Who is eligible to vote?

All shareholders of record at the close of business on March 3, 2004 (the “Record Date”) are entitled to vote at the Annual Meeting.

How many shares can vote?

At the close of business on the Record Date, the Company had outstanding 22,570,740 shares of common stock, par value $1 per share (the “Common Stock”). Each shareholder on the Record Date is entitled to one vote for each full share owned by such shareholder on each of the matters voted on at the Annual Meeting. Of those shares of Common Stock outstanding, approximately 1,499,455 shares (or approximately 6.6%) were held in the Arch Common Stock Fund of the Arch Chemicals, Inc. Contributing Employee Ownership Plan (“CEOP”), all of which are held by JPMorgan Chase Bank as the trustee of the CEOP (“CEOP Trustee”).

How do I vote?

You may vote in person at the Annual Meeting or by returning your completed proxy card in the enclosed postage-paid envelope. In addition, shareholders of record, participants in the CEOP and participants in the Olin Corporation Contributing Employee Ownership Plan (“Olin CEOP”) also have a choice of voting over the Internet or by using a U.S. toll-free telephone number. Please refer to the proxy card for further information on how to vote electronically. However, please note that Internet and telephone voting facilities for shares held of record will close at 11:59 p.m., U.S. Eastern time, on April 22, 2004 and for shares held through the CEOP or Olin CEOP will close at 9:00 a.m., U.S. Eastern time, on April 22, 2004. If you do vote by telephone or the Internet, it is not necessary to return your proxy card. Please note that participants in the CEOP and in the Olin CEOP who do not vote by telephone or Internet must return their proxy card in the accompanying envelope so that it is received no later than Noon, U.S. Eastern Time, on April 21, 2004 for their voting instructions to be followed.

Please be aware that if you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

The Internet and telephone voting procedures are set forth on the proxy card.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. However, please note that if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote through the CEOP Trustee, and participants in the Olin CEOP must vote through the trustee of the Olin CEOP and may not vote their shares held in the CEOP or Olin CEOP in person at the Annual Meeting.

To what shares does the proxy card apply?

The proxy card supplied by the Company will apply to the number of shares of Common Stock that you hold of record and, if you are a participant in the CEOP or a participant in the Olin CEOP, the number of shares held for your account under the CEOP or Olin CEOP, as the case may be. CEOP participants and Olin CEOP participants will not receive a separate voting instruction card. If you do not execute and return this proxy card or vote electronically, your shares held of record will not be voted and your shares held in the CEOP will be voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants. Olin CEOP participants should consult with their plan administrator on how their shares held in the Olin CEOP will or will not be voted if they do not return a proxy card or otherwise give voting instructions to the trustee of the Olin CEOP.

Am I a shareholder of record?

If your shares are represented by a stock certificate registered in your name or if the Company’s stock transfer agent (The Bank of New York) is holding your shares in a “book entry” account under your name, you are a shareholder of record with respect to those shares so held. If your shares are otherwise owned directly by a bank, broker, or other holder of record, you are not a shareholder of record with respect to the shares so held by such bank, broker or other holder of record.

If I return the proxy card or vote electronically, how will my shares be voted?

Where a shareholder of record or CEOP participant timely directs in the proxy (including an electronic vote) a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, returned proxies of shareholders of record and CEOP participants will have their registered shares and shares held in the CEOP voted for the election of the director nominees as set forth below and in favor of the ratification of the appointment of independent auditors.

As of the date hereof, the Company does not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

If I do not return the enclosed proxy card and do not vote electronically, how will the shares I own of record and through the CEOP or Olin CEOP be voted?

If you do not vote by returning the enclosed proxy card, do not vote electronically and do not vote at the meeting in person or other proxy, your shares held of record by you will not be voted at the Annual Meeting. CEOP participants who do not return the proxy card or vote electronically in a timely manner will have their shares of Common Stock held in the CEOP voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants. Olin CEOP participants should consult with their plan administrator on how their shares held in the Olin CEOP will or will not be voted if they do not return their proxy card or otherwise give voting instructions to the trustee of the Olin CEOP.

What if I own shares of the Company through a bank, broker or other holder of record or in another company’s employee savings plan (other than the CEOP or Olin CEOP)?

If you hold Common Stock through a bank, broker or other holder of record or through another company’s stock savings plan (other than the CEOP or Olin CEOP), you will most likely receive voting instructions from such bank, broker or other holder or from that plan’s administrator or trustee. In any case, please follow those instructions to assure that your shares are voted and represented at the meeting.

If your shares are owned directly in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote the shares held in the CEOP through the CEOP Trustee.

How are the shares held in the BuyDIRECTSM Investment Program voted?

The Bank of New York (“BNY”), is the Company’s registrar and stock transfer agent. For holders of Common Stock who participate in the BuyDIRECTSM program offered by BNY, BNY will vote any shares of Common Stock that it holds for the participant’s account in accordance with the participant’s electronic vote or with the proxy returned by the participant covering his or her shares of record. If a BuyDIRECTSM participant does not send in a proxy for shares held of record or otherwise vote electronically, BNY will not vote the shares of such participant held in such program.

Can I change my vote after I have returned my proxy card or voted over the telephone or via the Internet?

Yes. Any person who has returned a proxy or voted electronically has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by voting again via the Internet or by telephone, by giving notice in writing to the Company’s Corporate Secretary or by voting in person at the meeting. Please note however that telephone and Internet voting ends for shares held of record at 11:59 p.m., U.S. Eastern time,

BuyDIRECTSM is a service mark of BNY.

on April 22, 2004 and for shares held through the CEOP and Olin CEOP at 9:00 a.m., U.S. Eastern time, on April 22, 2004. Please note that participants in the CEOP and in the Olin CEOP who do not vote by telephone or Internet must return their proxy card in the accompanying envelope so that BNY receives it no later than Noon, U.S. Eastern time, on April 21, 2004 if their voting instructions are to be followed. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record to be able to vote in person at the meeting.

What does it mean if I get more than one proxy or voting instruction card?

You will receive one proxy card for each way in which your shares are registered. If you receive more than one proxy card (other than because you are a participant in a savings plan of another company), it is because your shares are registered in different names or with different addresses or are held in different accounts. Please sign and return each proxy card that you receive to ensure that all your shares are voted. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address. You should contact BNY at (866) 857-2223 (U.S. toll free) for instructions on how to change the way your shares are held if you receive more than one mailing.

CERTAIN BENEFICIAL OWNERS

Except as indicated below, the Company knows of no person who was the beneficial owner of more than five percent of Common Stock as of December 31, 2003.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(a) 100 East Pratt Street Baltimore, MD 21202	2,730,800	12.1

FMR Corp.(b) 82 Devonshire Street Boston, MA 02109	2,505,950	11.1

Snyder Capital Management, L.P.(c) Snyder Capital Management, Inc. 350 California Street, Suite 1460 San Francisco, CA 94104	1,743,800	7.8

Dimensional Fund Advisors Inc.(d) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,432,965	6.4

Dalton, Greiner, Hartman, Maher & Co.(e) 565 Fifth Avenue, Suite 2101 New York, NY 10017	1,212,880	5.4

(a)	T. Rowe Price Associates, Inc. (“Price Associates”), a registered investment adviser, has advised the Company in an amended Schedule 13G filing that the securities are owned by various individual and institutional investors, including the T. Rowe Price Small-Cap Stock Fund, Inc. (“Price Fund”) (which owns 1,198,100 of the shares). Price Associates has sole voting power with respect to 791,850 of such shares, and Price Fund has sole voting power with respect to 1,198,100 shares. Price Associates has sole dispositive power with respect to all the shares. Price Associates expressly disclaims that it is, in fact, the beneficial owner of the shares.

(b)	The Company has been advised in an amended Schedule 13G filing as follows with respect to these shares: Fidelity Management & Research Company (“Fidelity”) beneficially owns 2,268,500 shares and Fidelity Management Trust Company (“FMTC”) beneficially owns 237,450 shares. Both are subsidiaries of FMR Corp. (“FMR”). Edward C. Johnson 3rd (“Johnson”), who is the Chairman of FMR, FMR, through its control of Fidelity, and its Funds each has sole dispositive power with respect to the 2,268,500 shares owned by such Funds. Neither Johnson nor FMR has sole voting power with respect to the shares owned by the Funds, which power rests with the Funds’ Board of Trustees. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 237,450 shares and sole voting power over 237,450 shares.
(c)	Snyder Capital Management, L.P. (“SCMLP”), a registered investment adviser, and Snyder Capital Management, Inc., the general partner of SCMLP, has each advised the Company in an amended Schedule 13G filing that it has shared voting power with respect to 1,618,400 of the shares and shared dispositive power with respect to 1,743,800 of the shares.
(d)	Dimensional Fund Advisors Inc., a registered investment adviser, has advised the Company in an amended Schedule 13G filing that it has sole voting power and sole dispositive power with respect to the shares. Dimensional Fund Advisors Inc. states it furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. It expressly disclaims that it is, in fact, the beneficial owner of the shares.
(e)	Dalton, Greiner, Hartman, Maher & Co., an investment adviser, has advised the Company in an amended Schedule 13G filing that it has sole power to vote 1,008,480 of the shares and sole dispositive power with respect to all the shares.

ITEM 1—ELECTION OF DIRECTORS

Who are the persons nominated by the Board in this election to serve as directors?

The Board of Directors is divided into three classes with the term of office of each class being three years, ending in different years. Mr. Richard E. Cavanagh and Mr. Michael O. Magdol, whose biographies are shown below, have been nominated by the Board for election as Class II Directors to serve until the 2007 Annual Meeting of Shareholders and until their respective successors have been elected and Ms. Janice J. Teal, whose biography also appears below, has been nominated by the Board for election as a Class I Director to serve until the 2006 Annual Meeting of Shareholders and until her successor has been elected.

CLASS II

NOMINEES FOR A THREE YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING

RICHARD E. CAVANAGH, 57, is President and Chief Executive Officer and a Trustee of The Conference Board, Inc., a leading research and business membership organization. He has held this position since November 1995. Previously, he was Executive Dean of the John F. Kennedy School of Government at Harvard University for eight years. Prior to the position with Harvard, he spent 17 years with McKinsey & Company, Inc., the international management consulting firm, where he led the firm’s public issues consulting practice. Mr. Cavanagh is a Trustee of the BlackRock Mutual Funds (49 closed-end funds), Airplanes Group, Aircraft Finance Trust (AFT), and The Educational Testing Service; and a director of The Fremont Group and The Guardian Life Insurance Company. He holds a BA degree from Wesleyan University and an MBA degree from the Harvard Business School. Director since 1999.

MICHAEL O. MAGDOL, 66, is Vice Chairman of the Board of Fiduciary Trust Company International (“FTCI”), a global investment manager for families and institutions and a subsidiary of Franklin Resources, Inc. (“FRI”), and has held this position since 1987. From 1987 to 2002, he also served as FTCI’s Chief Financial Officer. He currently serves as Chair of the Enterprise Risk Management Committee of FRI and is the Chief Anti-Money Laundering (“AML”) Compliance Officer for FRI and the AML Compliance Officer for FRI’s mutual funds. Prior to 1987, he was Executive Vice President and Director of J. Henry Schroder Bank. He is a Trustee of The Lingnan Foundation. He holds a BSE degree from the University of Pennsylvania. Director since 1999.

CLASS I

NOMINEE FOR A TWO YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING

JANICE J. TEAL, Ph.D., 51, is Group Vice President and Chief Scientific Officer of Avon Products, a direct seller of beauty and related products, and has held such position since January 1999. From 1995 to 1998, Ms. Teal served as Vice President of Avon Skin Care Laboratories. In 1982, Ms. Teal joined Avon and has since then held management positions in toxicology, product and package safety and package development. Prior to joining Avon, Ms. Teal was a Post-Doctoral Fellow at the New York University Medical Center Institute of Environmental Medicine and holds a Ph.D. and M.S. degrees in Pharmacology from Emory University Medical School, and a Pharmacy Degree from Mercer University. Ms. Teal serves on the Board of Rockland County Economic Development Corporation (REDC) and Rockland County SCORE – Counselors to America’s Small Business. Ms. Teal has held memberships in a variety of related professional associations including the Scientific Advisory Board of The Cosmetic, Toiletry and Fragrance Association and their Animal Welfare Committee, Cosmetic Executive Women, Scientific Advisory Board-Johns Hopkins Center for Alternatives to Animal Research; Scientific Advisory Board-Fund for the Replacement of Animals in Medical Experiments, England; and the Society of Cosmetic Chemists. Director since 2003.

Who are the other remaining directors and when are their terms scheduled to end?

CLASS III

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2005 ANNUAL MEETING

MICHAEL E. CAMPBELL, 56, is Chairman of the Board, President and Chief Executive Officer of the Company. Previously, he was Executive Vice President of Olin Corporation (“Olin”) and had global management responsibility for all of Olin’s businesses. Prior to his election as Executive Vice President, Mr. Campbell served as President of the Microelectronic Materials Division. Mr. Campbell is a graduate of the University of New Hampshire and received a J.D. degree from George Washington University. He is a director of MeadWestvaco Corporation. Mr. Campbell is also a member of the Board of Directors of the American Chemistry Council. In addition, he is a member of the Society of Chemical Industry’s Executive Committee. Director since 1999.

H. WILLIAM LICHTENBERGER, 68, retired in 2000 as Chairman and Chief Executive Officer of Praxair, Inc., an industrial gases company, a position he assumed in 1992 when Praxair was spun off from Union Carbide Corporation. In 1986, Mr. Lichtenberger was elected a Vice President of Union Carbide Corporation and was appointed President of the Union Carbide Chemicals and Plastics Company, Inc. He was elected President and Chief Operating Officer and a director of Union Carbide Corporation in 1990. He resigned as an officer and director of Union Carbide Corporation upon Praxair’s spin-off. Mr. Lichtenberger is a graduate of the University of Iowa where he majored in chemical engineering and has a masters degree in business administration from the State University of New York, Buffalo. He is a director of Ingersoll-Rand Company and of Noveon, Inc. He was formerly a director of the National Association of Manufacturers, a director of the Chemical Manufacturers Association (currently known as the American Chemistry Council) and a member of The Business Roundtable. Director since 1999.

JOHN P. SCHAEFER, 69, is President of the Research Corporation, a foundation, and Chairman of Research Corporation Technologies, Inc. Previously, he was President of the University of Arizona (1971-1982) and Professor of Chemistry at the University, where he had been a member of the faculty since 1960. Before his appointment as President of the University, he served as head of its Department of Chemistry and Dean of its College of Liberal Arts. Dr. Schaefer received his BS degree in chemistry from the Polytechnic Institute of Brooklyn in 1955 and his Ph.D. degree from the University of Illinois in 1958. After postdoctoral studies at the California Institute of Technology, he taught chemistry at the University of California (Berkeley). Dr. Schaefer’s research interests have been in the area of synthetic and structural chemistry. He served on the Board of Governors of the U.S.-Israeli Binational Science Foundation (1973-1978). He is a director of Research Corporation and Research Corporation Technologies, Inc. He is also a trustee of the Polytechnic Institute of New York. Director since 1999.

CLASS I

DIRECTOR WHOSE TERM CONTINUES UNTIL THE 2006 ANNUAL MEETING

JOHN W. JOHNSTONE, JR., 71, retired in April 1996 as Chairman of the Board of Olin. In 1954, he joined Hooker Chemicals and Plastics Corporation, where he spent 22 years in various sales, marketing and management positions of increasing responsibility, leaving in 1975 to become President of the Airco Alloys division of Airco, Inc. He joined Olin in 1979 as Vice President and General Manager of the Chemicals Group’s Industrial Products department. Mr. Johnstone became a corporate Vice President and President of the Chemicals Group in 1980, and an Executive Vice President of Olin in 1983. He was named President of Olin in 1985, Chief Operating Officer in 1986, Chief Executive Officer in 1987 and Chairman of the Board in 1988. He is a graduate of Hartwick College, where he received a BA degree in chemistry and physics and a Doctor of Science (Hon.). He has attended the Harvard Business School’s Advanced Management Program. He is former Chairman of the Soap and Detergent Association and the Chemical Manufacturers Association (currently known as the American Chemistry Council). He is a director of McDermott International, Inc. and Research Corporation Technologies Inc. Director since 1999.

How will the returned proxies be voted for directors?

If the proxy card is returned and marked with a direction on how to vote with respect to directors or if a person directs a vote electronically as provided on the proxy card, that direction will be followed. If an individual returns a proxy card without a direction on how to vote marked thereon, such individual’s shares of record and shares held in the CEOP, if any, will be voted for the election of Messrs. Cavanagh and Magdol and Ms. Teal. The nominees are directors at the present time. It is not expected that any nominee will be unable to serve as a director, but if he or she is unable to accept election, it is intended that shares represented by proxies in the accompanying form or voted electronically will be voted for the election of a substitute nominee selected by the Board, unless the number of directors is reduced.

What vote is required to elect the directors?

The election of the nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Votes withheld and shares held in street name (“Broker Shares”) that are not voted in the election of directors will not be included in determining the number of votes cast.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

What are the committees of the Board? How often did the Board and each committee meet in 2003?

During 2003, the Board held four meetings. The average attendance by directors at meetings of the Board and committees of the Board on which they served was 97%. Each director attended at least 80% of such meetings. At the end of each Board meeting, the Board meets in executive session without the Chief Executive Officer (“CEO”). In the absence of the Chairman of the Board and Chief Executive Officer, the Chairs of the committees of the Board rotate acting as the chairman in these executive sessions.

The current standing committees of the Board are an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommending the appointment of internal financial, auditing and regulatory personnel and independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company; reviews the Company’s financial, regulatory and computer annual audit plans; reviews reports and audits of the Company’s internal audit service provider; discusses with independent auditors matters required to be discussed by Independent Standards Board No. 1 and Statement on Auditing Standards No. 61; reviews and approves the Audit Committee Report that appears in the Company’s Proxy Statement; and reviews the presentation of the Company’s financial results and monitors the adequacy of the Company’s internal financial controls. This committee also advises the Board on compliance with the Company’s Standards of Ethical Business Practices, on government and other compliance programs, on corporate and governmental security matters, monitors major litigation and pending internal or external special investigations, with a particular interest in the event there are claims that the Company has acted unethically or unlawfully and reviews the Company’s insurance and risk management process. This committee also reviews audits of expenses of the Company’s senior executives and Directors. This committee has oversight responsibility for compliance with legal mandates in the environmental, health, safety and other regulatory areas. This committee also reviews and evaluates the investment and financial performance of the Company’s pension plans, voluntary employee benefit associations (“VEBAs”) and any thrift plan investment funds, reviews and approves investment policies with respect to the pension plans, VEBAs and any thrift plan funds, approves the selection of thrift plan investment options, approves the appointment of pension plan, VEBA and thrift plan trustees and investment managers and their respective agreements, consults with, and obtains reports from, the pension plan, VEBA and thrift plan trustees and other fiduciaries, approves the charitable contributions budget and program and those other charitable contributions in excess of the CEO’s authority, annually reviews the contributions, financial condition and administration of the Arch Chemicals Government Participation Fund, and reviews, provides advice, and recommends changes, as appropriate, to Management’s programs to maintain and improve community relations. This committee also reviews significant or critical accounting policies in, and effects of regulatory accounting initiatives and off-balance sheet transactions on, the financial statements of the Company; reviews any audit problems encountered and Management’s response; reviews internal controls and procedures and any changes implemented in light of material control deficiencies or weaknesses; determines whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K; monitors activities and results of audits of the computer data center and systems; reviews the adequacy of Company’s accounting and financial records and system for managing business risk and legal compliance programs; reviews proposed or contemplated significant changes to Company’s accounting principles and practices and, prior to the filing of certain SEC reports, reviews with Management, the internal audit service provider and the independent auditor, the impact on the financial statements or estimates which potentially affect the quality of the financial reporting; reviews the Company’s quarterly financial statements prior to the filing on Form 10-Q; receives reports on legal compliance and litigation matters; establishes and monitors procedures for handling complaints received by the Company regarding accounting, auditing or internal accounting control matters and confidential anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; advises the Board on corporate and governmental security matters; reviews the Committee’s Charter annually and recommends to the Board any appropriate changes; also the Committee without having to seek Board approval determines funding by the Company for payment of independent auditors and any advisors retained by this committee.

The Board has adopted a written charter for the Audit Committee, and the Board has determined that the members of the Audit Committee meet applicable New York Stock Exchange standards for independence and financial literacy and that Mr. Magdol is the “audit committee financial expert” for purposes of SEC rules. A copy of the Audit Committee charter is available on the Company’s web site at www.archchemicals.com in the Investor Relations section and is also attached as Appendix A to this Proxy Statement. No audit committee member is permitted to serve on more than three audit committees of public companies. The Audit Committee currently consists of Messrs. Magdol, Schaefer (chair) and Ms. Teal. During 2003, five meetings of this committee were held.

The Compensation Committee sets policy, develops and monitors strategies for, and administers the programs which compensate the CEO and other senior executives. This committee approves the salary plans for the CEO and certain other senior executives including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long term incentive guideline awards. It approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans for such persons. This committee also administers the 1999 Long Term Incentive Plan, issues an annual Report on Executive Compensation that appears in the Proxy Statement, approves Executive and Change in Control Agreements, approves and adopts new qualified and non-qualified pension plans, adopts amendments thereto, approves terminations of qualified and non-qualified pension plans, administers the Senior Executive Pension Plan, makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which this committee deems appropriate and reviews plans for management development and succession. This committee also advises the Board on the remuneration for members of the Board. A copy of the Compensation Committee charter is available on the Company’s web site at www.archchemicals.com in the Investor Relations section. The Compensation Committee currently consists of Messrs. Cavanagh, Johnstone and Lichtenberger (chair). During 2003, two meetings of this committee were held.

The Corporate Governance Committee assists the Board in fulfilling its responsibility to the Company’s shareholders relating to the selection and nomination of Directors, makes recommendations to the Board regarding the selection of the CEO, reviews the nominees for other offices of the Company, periodically reviews corporate governance trends, issues and best practices and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board and the Company, recommends to the Board a slate of nominees to be proposed for election to the Board by shareholders at annual meetings and at other appropriate times, recommends individuals to fill any vacancies created on the Board, makes recommendations to the Board regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, assesses whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board, seeks out possible candidates for nomination and considers suggestions by shareholders, Management, employees and others for candidates for nomination and renomination as Directors, reviews and makes recommendations to the Board regarding the composition, duties and responsibilities of various Board committees from time to time as may be appropriate, reviews and advises the Board on such matters as protection against liability and indemnification, and assesses and reports annually to the Board on the performance of the Board itself as a whole. A copy of the Corporate Governance charter is available on the Company’s web site at www.archchemicals.com in the Investor Relations section. The members of the Corporate Governance Committee satisfy applicable New York Stock Exchange standards for independence. The Corporate Governance Committee currently consists of Messrs. Cavanagh, Johnstone (chair), Lichtenberger, Magdol, Schaefer and Ms. Teal. During 2003, two meetings of this committee were held.

How are Board nominees selected?

The Board itself is responsible, in fact as well as procedurally, for selecting nominees for membership. The Board delegates the screening process to the Corporate Governance Committee with direct input from the Chief Executive Officer. Such committee is responsible for reviewing with the Board the appropriate experience and skills required of new Board members in the context of the current composition of the Board. The Board historically has utilized the services of a search firm to help identify candidates for Director who meet the qualifications outlined below.

It is the Board’s desire to select individuals for nomination to the Board who are most highly qualified and who, if elected, will have the time, qualifications and dedication to best serve the interests of the Company and its shareholders, taking into account such person’s skills, expertise, breadth of experience, knowledge about the Company’s businesses and industries, qualities and capabilities, as well as the needs and objectives of the Board and the Company. A person’s sex, race, religion, age, sexual orientation or disability is not a criterion for service on the Board. In addition, at least two-thirds of the members of the Board must be independent Directors. To be “independent” for this purpose, the Director must not have any direct or indirect material relationship with the Company as determined by the Directors as provided in the Company’s Principles of Corporate Governance which is available on the Company’s website at www.archchemicals.com in the Investor Relations section.

After a review of identified Board candidates and their background by the Corporate Governance Committee, with the aid of the Chief Executive Officer, the Chair of such committee and the Chief Executive Officer interview potential Board candidates selected by the Corporate Governance Committee. The results of these interviews are reviewed with all Directors before such committee recommends a candidate to the Board for approval.

The Corporate Governance Committee will consider candidates recommended by shareholders for election as directors at future annual meetings. Recommendations must be in writing and submitted to the Corporate Secretary of the Company by December 1, accompanied by the written consent of the candidate along with the information required for director nominations as set forth in the Company’s Bylaws, including:

•	the name and address of the shareholder who intends to make the nomination and any other person on whose behalf the nomination is being made, and of the person or persons to be nominated;

•	the class and number of shares of the Company that are owned by the shareholder and any other person on whose behalf the nomination is being made;

•	a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

•	any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors.

The Committee has not received any director nominee recommendations from shareholders during 2003.

This year Ms. Janice Teal is standing for election by the shareholders for the first time. In 2003, Ms. Teal was identified to the Chair of the Corporate Governance Committee and the Chief Executive Officer by a third party search firm. After a review of her background by the Corporate Governance Committee, she was interviewed by the Chair of the Corporate Governance Committee and the Chief Executive Officer. The results of those interviews were presented to the Corporate Governance Committee which, after considering various factors, recommended her as a director to the Board. She became a Director in September 2003.

Does the Company have a process for shareholders to send communications to the Board?

Shareholders may communicate with the whole Board or any member of the Board by writing to such member c/o Corporate Secretary, Arch Chemicals, Inc., P.O. Box 5204, Norwalk, Connecticut 06856-5204. All such communications are passed on to the addressed Board members except for commercial solicitations.

Does the Company have a policy regarding director attendance at annual meetings of shareholders?

The policy strongly encourages all directors to attend the annual meetings of shareholders. Directors have had a 100% attendance record at each annual meeting of shareholders of the Company.

Report of the Audit Committee

The Audit Committee is established by the Board of Directors. The Board has adopted a written charter for this committee setting out the functions it is to perform. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Directors who serve on this committee are all “Independent” for purposes of the New York Stock Exchange listing standards. Thus, the Board of Directors has determined that no Audit Committee member has a relationship to the Company that may interfere with our independence from the Company and its Management.

The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2003 and met with both Management and KPMG LLP (“KPMG”), the Company’s independent auditors, to discuss those financial statements. Management has represented to this committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from and discussed with KPMG the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

John P. Schaefer, Chair

Michael O. Magdol

Janice J. Teal

February 27, 2004

What are the directors paid for their services?

Generally speaking, the Stock Plan for Nonemployee Directors (the “Directors Plan”) (i) provides for the granting annually, at the election of the Board, of a number of shares of Common Stock, options to purchase shares of Common Stock, performance shares or a combination of the foregoing (as determined by the Board) to each nonemployee director and, in the case of a grant of shares of Common Stock, the deferral of the payment of such shares until after such director ceases to be a member of the Board, (ii) permits the Board to determine if all or part of the annual retainer shall be paid in shares of Common Stock, (iii) permits such director, subject to the approval of the Board, to elect to receive his or her meeting fees in the form of shares of Common Stock in lieu of cash, (iv) permits such director, subject to the approval of the Board, to elect to receive in the form of shares of Common Stock the amount by which the annual retainer exceeds the amount payable in shares of Common Stock (“Excess Retainer”) in lieu of cash for such excess and (v) permits such director to elect to defer any meeting fees and Excess Retainer paid in cash and any shares to be delivered under the Directors Plan. Interest on deferred cash and dividends on deferred shares are paid to the nonemployee director unless the director elects to defer such amounts in which case interest is credited quarterly and dividend equivalents are reinvested in phantom shares of Common Stock on the dividend payment date. Deferred shares are paid out in shares of Common Stock unless the Board decides otherwise. Performance shares vest and are paid out, unless deferred by the director, upon the satisfaction of performance goals established by the Compensation Committee. Deferred accounts under the Directors Plan are paid out if there is a “Change in Control” as defined in such plan.

In 2003, each nonemployee director’s deferred stock account under the Directors Plan was credited with 2,500 phantom shares of Common Stock. Such shares will be paid out to a director in cash when he or she ceases to be a director. In addition for 2003, each nonemployee director received $20,000 in cash and was granted 2,000 stock options on January 2, 2003 with an exercise price of $18.56 per share, which was the fair market value of the Common Stock on the grant date. Such options are currently exercisable and expire on December 31, 2012.

In 2004, each nonemployee director’s deferred stock account under the Directors Plan was credited with 3,250 phantom shares of Common Stock. Such shares will be paid out to a director in cash when he or she ceases to be a director. In addition for 2004, each nonemployee director was entitled to receive $35,000 in cash as a retainer.

If director meetings exceeded eight meetings in 2003, each nonemployee director was entitled to receive a $1,500 meeting fee for each Board meeting attended in excess of eight meetings. In 2003, there were less than nine Board meetings.

Each Board committee chair received a $5,000 annual committee meeting fee in 2003 and will receive a fee of $7,500 in 2004.

The shares, cash retainer and fees may be deferred by the director as provided in the Directors Plan into Arch phantom stock accounts and a variety of other phantom investment vehicles.

Directors participate in the Arch charitable giving program with a 100% match for gifts up to $2,500 to eligible charities. Directors who are not officers or employees of the Company or one of its subsidiaries are covered while on Company business under the Company’s business travel accident insurance policy which covers employees of the Company generally. Directors also are reimbursed during the year for expenses incurred in the performance of their duties as directors, such as travel expenses. As part of the director compensation package, the Company offers all directors the use of office space at the Company’s Norwalk headquarters, Company car service and reimbursement for income tax preparation costs.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by directors and the individuals named in the Summary Compensation Table?

The following table sets forth the number of shares of Common Stock beneficially owned by each director and nominees for director, by the individuals named in the summary compensation table on page 17, and by all directors and current executive officers of the Company as a group, as reported to the Company by such persons as of January 15, 2004. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also included in the table are shares of Common Stock which may be acquired within 60 days.

Name of Beneficial Owner	No. of Common Shares Beneficially Owned(a,b)	Percent of Class of Common Stock(c)
Michael E. Campbell	374,729	1.6
Richard E. Cavanagh	19,213	—
Paul J. Craney	70,474	—
Philippe Gouby	25,078	—
John W. Johnstone, Jr.	94,436	—
H. William Lichtenberger	22,168	—
Michael O. Magdol	20,497	—
Louis S. Massimo	94,175	—
Sarah A. O’Connor	58,214	—
John P. Schaefer	24,368	—
Janice J. Teal	0	—
Directors and executive officers as a group, including those named above (14 persons)	877,665	3.8

(a)	Included in this table with respect to officers are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Mr. Campbell) are certain shares of Common Stock credited to a deferred account for such directors pursuant to the arrangements described above under “What are the directors paid for their services?” in the amounts of 7,890 for Mr. Cavanagh; 5,812 for Mr. Johnstone; 10,768 for Mr. Lichtenberger; 9,297 for Mr. Magdol; 10,479 for Mr. Schaefer and 0 for Ms. Teal. Such shares so credited to these directors have no voting power and are paid out in shares of Common Stock at the end of the deferral period.
(b)	The amounts shown include shares that may be acquired within 60 days following January 15, 2004 through the exercise of stock options as follows: Mr. Campbell, 354,958; Mr. Cavanagh, 11,200; Mr. Craney, 63,578; Mr. Gouby, 23,948; Mr. Johnstone, 47,526; Mr. Lichtenberger, 11,200; Mr. Magdol, 11,200; Mr. Massimo, 89,358; Ms. O’Connor, 54,000; Mr. Schaefer, 11,200; Ms. Teal, 0; and all directors and executive officers as a group, including the named individuals, 739,973.
(c)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of Arch’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period January 1, 2003 to December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

The Compensation Committee, which is made up of three independent directors, oversees the administration of total compensation for senior company executives. None of the members of the Compensation Committee has ever been an officer or employee of Arch Chemicals, Inc. or any of its subsidiaries. In discharging its responsibilities, the Compensation Committee employs the services of an independent compensation consultant. The consultant reports directly to the Compensation Committee regarding these matters.

Compensation Philosophy

It is the philosophy of the Company to incent and compensate its executives to maximize shareholder value. This philosophy incorporates the following principles:

1.	Compensation should attract and retain qualified employees and stimulate their profitable efforts on behalf of the Company;

2.	Compensation should be internally equitable and externally competitive; and

3.	Performance metrics should be directly linked to profitability and shareholder value creation of the Company.

Executive Compensation Program as Administered in 2003

Generally speaking, the Compensation Committee establishes competitive total compensation opportunities for the CEO and other executive officers that are targeted to the median of a group of 21 specialty chemical companies (the “comparator group”) that are similar to Arch in terms of size and scope of operations. An independent consultant provides the Committee with an annual assessment of Arch’s relative position within this comparator group (as well as the national, larger data base) with respect to operating performance and total compensation including each of the following components:

•	Annual Base Salary

•	Annual Incentive Bonus

•	Long Term Incentive Award

Together, these three components comprise the total targeted compensation opportunity determined by targeting the median of the group cited above. Once the total targeted compensation opportunity is determined for the CEO and other named executive officers, the Compensation Committee, also with the advice of an independent outside consultant, determines the appropriate mix of these three components, again using the competitive analysis. With the focus on creating alignment between the compensation program and shareholders’ interest, the emphasis of the Company’s executive compensation is on variable compensation that is at risk for performance.

The objectives of the Company’s executive compensation policies are to:

•	Unite the Company’s management as a team.

•	Reward enhancement of earnings per share (“EPS”) growth and shareholder value.

•	Stress at risk variable pay programs with an emphasis on the long-term financial performance.

•	Insure “line of sight” strategic objectives are clearly articulated and their achievement appropriately rewarded.

Under Section 162(m) of the Internal Revenue Code, publicly traded corporations generally are not permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies as “performance-based compensation.” The company will weigh the benefits of compliance with Section 162(m) against the potential burdens, and reserves the right to pay compensation that may not be fully deductible if it determines, in good faith, that it is in the company’s best interest to do so.

Annual Base Salary

As it does annually, the Committee reviewed the base salaries of each of the Senior Executives in relation to comparable jobs in the comparator group as well as the general industry data base. The Committee approved salary adjustments for these individuals effective January 1, 2003, based on their individual performance and their salaries relative to the market.

Annual Incentive Bonus

Incentive bonuses for Arch named executive officers were determined by a comparison of pre-established 2003 targets for EPS, cash flow and, if applicable, business unit profitability and business unit cash flow with actual 2003 financial performance for these measures. The financial measures were weighted 70% with the remaining 30% applied to achieving personal strategic objectives.

The CEO’s bonus was determined under the Senior Management Incentive Compensation Plan in accordance with the specified financial performance metrics and weightings using EPS and cash flow. This resulted in a 149% payout for the CEO under such plan. For 2003, the CEO’s total bonus payout was $950,000. This consisted of a $626,400 payout from the Company’s Senior Management Incentive Compensation Plan and $323,600, which represented an additional payment regarding the CEO’s performance with respect to the CEO’s accomplishment of strategic and personal objectives that were established earlier in the year. Moreover, other criteria regarding business performance such as health, safety and environmental performance, improvements in business processes, and human resource development also were considered.

Long Term Incentive Award

As indicated earlier, the Committee, with the advice of its independent consultant, established target values for all three components of compensation, including the Long Term Incentive Plan award. The Committee granted options and phantom share units to the named executives on January 30, 2003. With a view consistent with aligning Arch’s senior executives with the interests of shareholders, the award of phantom shares was designed to recognize and reward return on equity (ROE) over a three-year performance period ending December 31, 2005. The phantom share units are earned at the end of the three-year performance cycle provided the ROE target is achieved during that period. There is an opportunity for accelerated payout of the phantom share units if the ROE target is met or exceeded by December 31, 2004. If the ROE target is not achieved, 50% of the phantom share units will be forfeited and 50% of the phantom share units will be paid out in cash as soon as administratively feasible at the end of calendar year 2007 if the executive is still employed at the Company (subject to certain departures with the Committee’s consent). In 2003, stock options were also awarded that will be of value only through share price appreciation. The stock options were granted at the fair market value of Arch shares on January 30, 2003, became exercisable on January 30, 2004 and have a ten-year term.

The Compensation Committee believes these executive compensation policies and programs effectively serve the interests of shareholders and the Company and are appropriately balanced to provide increased motivation for executives to contribute to the Company’s future successes.

H. William Lichtenberger, Chair

Richard E. Cavanagh

John W. Johnstone, Jr.

March 10, 2004

The following table shows for the Chief Executive Officer and the other four most highly compensated executive officers of Arch (collectively, the “named executive officers”) cash compensation for the fiscal years 2001-2003.

Summary Compensation Table

Name and Principal Position as of December 31, 2003	Annual Compensation				Long Term Compensation			All Other Compen- sation(d)
	Year	Salary	Bonus(a)	Other Annual Compen- sation(b)	Awards		Payouts
					Restricted Stock Awards(c)	Securities Underlying Options	LTIP Payouts
Michael E. Campbell Chairman, President & Chief Executive Officer	2003 2002 2001	$685,008 660,000 600,000	$950,000 750,000 302,412	$69,477 46,510 28,449	$527,220 887,825 0	43,000 35,000 0	$0 0 0	$54,949 42,736 42,444

Paul J. Craney Executive Vice President and General Manager Treatment	2003 2002 2001	330,000 280,008 235,008	350,000 168,912 253,488	10,400 4,000 0	145,440 313,350 0	12,000 7,000 0	0 0 0	20,540 13,630 12,581

Philippe Gouby(e) President, Arch Microelectronic Materials	2003 2002 2001	305,055 228,769 235,806	228,778 161,355 0	5,000 1,800 0	72,720 235,013 0	5,900 3,500 0	0 0 0	18,027 16,798 16,256

Louis S. Massimo Executive Vice President & Chief Financial Officer	2003 2002 2001	380,004 340,008 300,000	390,000 280,416 127,639	11,613 6,314 0	145,440 334,240 0	12,000 10,000 0	0 0 0	22,575 15,770 14,870

Sarah A. O’Connor Vice President, General Counsel & Secretary	2003 2002 2001	285,000 275,004 250,008	250,000 210,202 64,579	6,280 2,800 0	79,083 240,235 0	6,500 7,000 0	0 0 0	15,648 10,835 10,193

(a)	2001 figures include payouts of amounts, if any, accrued under an Olin EVA bonus plan assumed by the Company. These amounts were $152,412 for Mr. Campbell, $82,608 for Mr. Craney, $0 for Mr. Gouby, $53,639 for Mr. Massimo and $18,079 for Ms. O’Connor.
(b)	For Mr. Campbell, figures include an annual automobile allowance and related tax gross-up. For Messrs. Campbell and Massimo, figures also include tax gross-ups paid as a result of imputed income for the use of an outside personal financial advisor. For all the named individuals, 2002 and 2003 figures include dividend equivalents paid on performance share units held by such individual.
(c)	Values shown in the table were determined by multiplying the total number of restricted stock units and performance retention units granted on the date of grant by the closing price of a share of Common Stock on such date. The total number of restricted stock units and performance retention share units outstanding at December 31, 2003 and their corresponding value based on the closing price of a share of Common Stock on such date are: for Mr. Campbell, 71,500 units ($1,834,690); for Mr. Craney, 23,000 units ($590,180); for Mr. Gouby, 15,250 units ($391,315); for Mr. Massimo, 24,000 units ($615,840); and for Ms. O’Connor, 15,850 units ($406,711). Dividend equivalents are paid in cash on all such units.
(d)	Amounts reported in this column for 2003 consist of the following items:

	CEOP Match(1)	Supplemental CEOP(1)(2)	Term Life Insurance(3)	Value of Split-Dollar Life Insurance Premiums(4)
M. E. Campbell	$5,398	$25,140	$3,145	$21,266
P. J. Craney	5,225	8,963	—	6,352
P. Gouby	—	—	—	—
L. S. Massimo	6,546	10,042	1,370	4,617
S. A. O’Connor	8,825	3,938	—	2,885

(1)	Includes a basic company match and a performance match which is based on the financial results of the Company.
(2)	The Supplemental CEOP permits participants in the CEOP to make contributions, and the Company to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations. The 2003 contributions and Company matching amounts made were invested in an Arch phantom stock account under this plan.
(3)	Under Arch’s key executive insurance program, executives may elect additional life insurance which provides for monthly payments to be made to the spouse and dependent children of deceased participants.
(4)	The amount of the premium shown represents the full dollar amount of the premium the Company paid in 2003 for the whole life insurance and to fund the retiree death benefit.

Mr. Gouby participates in a Belgian defined contribution plan which provides for both employee and employer contributions. For 2003, $18,027 in employer contributions were made to this plan.

(e)	All dollar figures for Mr. Gouby for all years were converted on a monthly basis from euros into U.S. dollars using the spot market exchange rate on the last business day of each month in 2003. Salary figures for Mr. Gouby include vacation payments required under Belgium law to be paid that are based on prior salary and bonus payments. The vacation pay amounts included are: $47,641 for 2003, $15,481 for 2002 and $22,796 for 2001.

How many 1999 Long Term Incentive Plan (“Long Term Plan”) awards were granted in 2003 as part of 2003 compensation to the individuals named in the Summary Compensation Table?

The following table sets forth as to the individuals named in the summary compensation table on page 17, information relating to options granted by the Company from January 1, 2003 through December 31, 2003.

Option Grants of Common Stock in Last Fiscal Year Made Under the 1999 Long Term Incentive Plan

	Individual Grants(a)
Name	Number of Securities Underlying Options Granted(a)	% of Total Options Granted to All Employees in Fiscal Year	Exercise Price(b)	Expiration Date	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term(c)(d)
					0%	5%	10%
M.E. Campbell	43,000	25.0	$18.52	01/29/13	0	$500,827	$1,269,193
P. J. Craney	12,000	7.0	$18.52	01/29/13	0	$139,766	$354,193
P. Gouby	5,900	3.4	$18.52	01/29/13	0	$68,718	$174,145
L.S. Massimo	12,000	7.0	$18.52	01/29/13	0	$139,766	$354,193
S.A. O’Connor	6,500	3.8	$18.52	01/29/13	0	$75,706	$191,855
All Optionees	172,050	100.0	$18.50	(e)	0	$2,001,724	$5,072,763
All Stockholders	N/A	N/A	N/A	N/A	0	$261,669,245	$663,121,243

(a)	Options were awarded to the named officers on January 30, 2003. This grant became exercisable on January 30, 2004. Upon a Change in Control (as defined in the Long Term Plan), all options become exercisable. Options may become exercisable on earlier dates in the event of death, disability, retirement or termination of employment with the Company’s consent.
(b)	The exercise price of the options reflects the fair market value of Common Stock on the date of grant. For all optionees, the exercise price is expressed as a weighted average.
(c)	No gain to the optionees is possible without appreciation in the stock price which will benefit all shareholders commensurately. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumption rates set by the SEC and therefore are not intended to forecast possible future appreciation of Arch’s stock price or to establish any present value of the options.
(d)	Realizable values are computed based on the number of options which were granted in 2003 and which were still outstanding at year-end.
(e)	Options granted during 2003 have an expiration date of January 29, 2013 or February 27, 2013.

In addition, performance share unit, performance retention share unit and restricted stock unit awards were granted under the Long Term Plan to key employees selected by the Compensation Committee during 2003. The performance retention share unit and restrictive stock unit awards are shown in the summary compensation table on page 17.

The following table sets forth as to the individuals named in the summary compensation table on page 17, information relating to the performance share units granted by the Company from January 1, 2003 through December 31, 2003.

1999 Long Term Incentive Plan—Awards In Last Fiscal Year

Name	Number of Performance Share Units (#)(a)	Performance Or Other Period Until Maturation Or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)	Target (#)	Maximum (#)
M.E. Campbell	29,000	3 yrs.	29,000	29,000	29,000
P.J. Craney	8,000	3 yrs.	8,000	8,000	8,000
P. Gouby	4,000	3 yrs.	4,000	4,000	4,000
L.S. Massimo	8,000	3 yrs.	8,000	8,000	8,000
S.A. O’Connor	4,350	3 yrs.	4,350	4,350	4,350

(a)	Each performance share unit consists of a phantom share of Common Stock that is payable in cash if the performance goal is achieved. Performance share units granted have a three-year performance cycle ending December 31, 2005. The Compensation Committee has established a payment schedule if the Company achieves a certain return on equity (“ROE”) target at the end of 2004 or 2005. If the ROE goal is achieved, 100% of the units will be paid out in cash at the then current market value of the Common Stock. If the performance goal is not achieved by the end of 2005, the units will be forfeited. In certain circumstances, such as retirement and disability, units may be prorated and paid out to the extent earned. In the event of a change in control, units are paid out. Dividend equivalents on the units are paid in cash to the award recipient periodically during the time the units are outstanding.

How many Arch stock options were exercised in 2003 by the individuals named in the Summary Compensation Table and what is the value of the unexercised ones?

The following table sets forth as to the individuals named in the summary compensation table on page 17, information regarding options exercised during 2003 and the value of in-the-money outstanding options at the end of 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/03		Aggregate Value of Unexercised, In-the-Money Options at 12/31/03(a)
			Exercisable	Unexercisable	Exercisable	Unexercisable
M.E. Campbell	2,748	$9,645	311,958	43,000	$1,457,593	$307,020
P.J. Craney	—	—	51,578	12,000	231,869	85,680
P. Gouby	—	—	18,048	5,900	66,835	42,126
L.S. Massimo	—	—	77,358	12,000	360,600	85,680
S.A. O’Connor	—	—	47,500	6,500	283,670	46,410

(a)	Value was computed as the difference between the exercise price and the $25.66 per share closing price of Arch Common Stock on December 31, 2003, as reported on the consolidated transaction reporting system relating to New York Stock Exchange issues.

Comparison of 59 Month Cumulative Total Return Among Arch Chemicals, Inc.,

the S & P 500 Index and the S & P Chemicals (Specialty) Index

The graph below compares the cumulative total shareholder return of the Common Stock to the Standard & Poor’s 500 Index and to the Standard & Poor’s Chemicals (Specialty) Index for the period from February 9, 1999, the day shares of Common Stock began “regular way” trading on the New York Stock Exchange, to December 31, 2003, the last trading day of the Company’s fiscal year. The graph assumes that the value of the investment in the Common Stock and each index was $100 at February 9, 1999 and that all dividends were reinvested.

Do the named executive officers have employment or change-in-control agreements?

Each of the executive officers named in the summary compensation table (other than Mr. Gouby) has an Executive Agreement with the Company which provides, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment by the Company (other than for cause) and termination at the election of the individual to leave the Company under certain circumstances), the individual will receive a lump sum severance payment from the Company equal to 12 months’ base pay plus the greater of (a) the average incentive compensation award paid by the Company during the three years preceding the termination or (b) the then standard annual incentive compensation award, less any amounts payable under existing severance or disability plans of the Company. In the event that a “Change in Control” of the Company occurs, and there is a covered termination, the individual will receive (i) three times the severance payment and (ii) another payment equal to three times the higher of the individual’s long term incentive target at the time of termination or immediately prior to the Change in Control. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment, and in certain cases, insurance coverage will be extended beyond such period. The agreements also provide for certain outplacement services. A “Change in Control” would occur if the Company ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than the Company, a Subsidiary or a Company employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; all or substantially all of the Company’s business is disposed of in a transaction in which the

Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company’s shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company); or the shareholders of the Company approve a sale of all or substantially all the Company’s assets or a liquidation or dissolution of the Company. Each agreement provides that the individual agrees to remain in the Company’s employ for six months after a “Potential Change in Control” of the Company has occurred. The agreements provide that payments made thereunder or under any change in control provision of the Company’s compensation or benefit plan which are subject to “excess parachute payment” tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. The agreements provide that such officers not solicit customers or employees for a certain period. Mr. Gouby does not have an Executive Agreement because he is entitled to severance payments under Belgian law as an employee of the Company’s Belgian subsidiary if his employment is terminated under certain circumstances.

Mr. Gouby has a change in control severance agreement. If a “Change in Control” (as defined in the Executive Agreement described above) occurs and if (i) within 18 months following such change in control, his employment is terminated (other than for cause) or (ii) within two years following the change in control, he terminates his employment because his salary is reduced or not increased in accordance with past policy, his duties or benefits are reduced, or he is required to relocate to a location which is not within reasonable commuting distance (other than corporate headquarters in certain circumstances), then Mr. Gouby is entitled to a special cash severance payment. This payment is equal to 12 months’ salary (using the salary in effect immediately prior to the Change in Control if higher) plus his Long Term Incentive Plan target value plus the greater of the average of the last three years bonuses or current bonus standard. In addition, medical, dental and life insurance coverage will continue for a one-year period. The agreement also provides that Mr. Gouby not solicit customers or employees for a one year period. If Mr. Gouby were to become entitled to any other employer paid severance as well as the payments under this agreement, the Company would either reduce such other employer severance payments or offset such other payments against the payments under this agreement.

Certain of the Company’s benefit and compensation plans also contain “change-in-control” provisions.

What are the retirement income benefits provided to the named executive officers?

The Company has a tax-qualified, defined benefit pension plan for the Company’s U.S.-based employees (“Tax Qualified Pension Plan”) that provides benefits based on service with the Company and with Olin Corporation (“Olin”) for the period prior to the spinoff of the Company from Olin. The Company became liable for the payment of all pension plan benefits accrued by Company employees prior to and following such spinoff who ceased to be Company employees after the spinoff. Olin transferred assets to the Company’s pension plan and the amount of the assets were sufficient to comply with Section 414(l) of the Internal Revenue Code of 1986, as amended.

The Tax Qualified Pension Plan, together with a supplementary nonqualified plan (collectively, the “Company Pension Plan”), provide for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62 or older). Directors who are not also employees of the Company are not eligible to participate in the Company Pension Plan. The Tax Qualified Pension Plan is a tax-qualified plan, and benefits are payable only with respect to compensation that is not deferred under a nonqualified plan and that does not exceed certain annual IRS imposed limits. Under the supplementary plan mentioned above, the Company pays a supplemental pension, based on the formula described below, on compensation deferred to nonqualified plans (including deferred incentive compensation). Also under the supplementary plan, the Company will pay employees affected by the limitations imposed by the Internal Revenue Code on qualified plans a supplemental pension in an annual amount equal to the reduction in pensions resulting from such limitations.

“Compensation” for purposes of the Company Pension Plan represents average cash compensation per year (salary and bonus shown in the summary compensation table on page 17), including deferred compensation, received for the highest three years during the ten years up to and including the year in which an employee retires, including compensation with Olin. The normal retirement allowance is 1.5% of “Compensation” as so defined, multiplied by the number of years of benefit service, reduced by an amount of the employee’s primary Social Security benefit not to exceed 50% of such Social Security benefit. Years of benefit service shall also include benefit service with Olin.

Under the Company’s Senior Executive Pension Plan (the “Senior Plan”), which is a second nonqualified pension plan for certain U.S. senior executives, the Company pays retirement benefits to such executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of “Compensation” (as defined above), reduced by payments from the Company Pension Plan, any other Olin or Company pension, pension benefits from other employers, and certain Social Security benefits. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of 3% for each year of service that a senior executive is eligible to participate in the Senior Plan. In all cases, benefits payable under the Senior Plan are reduced by (i) annual retirement benefits payable under the Company Pension Plan, (ii) all qualified and nonqualified deferred compensation plans of previous and subsequent employers and (iii) 50% of the employee’s primary Social Security benefit. The Senior Plan also provides benefits to the executive’s surviving spouse generally equal to 50% of the executive’s benefits. The Compensation Committee may remove a participant from the Senior Plan for cause as provided in the Plan whether before or after payments under the Plan commence. The participant may elect to receive payment under the Senior Plan in a lump sum equivalent to the actuarial present value of the benefits as computed in accordance with such plan.

The Tax Qualified Pension Plan provides that if, within three years following a “Change in Control” of the Company, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected non-collectively bargained participants (and retired participants) to absorb any plan surplus.

Each of the Senior Plan and the supplementary plan mentioned above provides that in the event of a “Change in Control,” the Company will pay each participant a lump-sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by the Company to make payments under such plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under the plan, based on benefits accrued thereunder to the date of the “Change in Control.” The Executive Agreements described above provide that an executive officer who is less than age 55 at the time of a “Change in Control” will, for purposes of calculating the above lump-sum payment under the Senior Plan, be treated as if he or she had retired at age 55, with the lump-sum payment being calculated on the basis of service to the date of the “Change in Control.”

The following table shows the maximum combined amounts payable annually on normal retirement under the Company Pension Plan and Senior Plan. Such amounts will be reduced by Social Security benefits and the other offsets described above.

Pension Plan Table

	Years of Service
Remuneration	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 300,000	$45,000	$90,000	$135,000	$150,000	$150,000	$150,000	$157,500	$180,000
400,000	60,000	120,000	180,000	200,000	200,000	200,000	210,000	240,000
500,000	75,000	150,000	225,000	250,000	250,000	250,000	262,500	300,000
600,000	90,000	180,000	270,000	300,000	300,000	300,000	315,000	360,000
700,000	105,000	210,000	315,000	350,000	350,000	350,000	367,500	420,000
800,000	120,000	240,000	360,000	400,000	400,000	400,000	420,000	480,000
900,000	135,000	270,000	405,000	450,000	450,000	450,000	472,500	540,000
1,000,000	150,000	300,000	450,000	500,000	500,000	500,000	525,000	600,000
1,100,000	165,000	330,000	495,000	550,000	550,000	550,000	577,500	660,000
1,200,000	180,000	360,000	540,000	600,000	600,000	600,000	630,000	720,000
1,300,000	195,000	390,000	585,000	650,000	650,000	650,000	682,500	780,000
1,400,000	210,000	420,000	630,000	700,000	700,000	700,000	735,000	840,000
1,500,000	225,000	450,000	675,000	750,000	750,000	750,000	787,500	900,000
1,700,000	255,000	510,000	765,000	850,000	850,000	850,000	892,500	1,020,000
1,900,000	285,000	570,000	855,000	950,000	950,000	950,000	997,500	1,140,000
2,100,000	315,000	630,000	945,000	1,050,000	1,050,000	1,050,000	1,102,500	1,260,000

Credited years of service for the executive officers named in the summary compensation table on page 17 (other than Mr. Gouby) as of December 31, 2003 are as follows: Mr. Campbell, 25.6 years (16.3 years under the Senior Plan); Mr. Craney, 33.6 years (4.3 years under the Senior Plan); Mr. Massimo, 9.1 years (7.0 years under the Senior Plan) and Ms. O’Connor, 14.3 years (4.9 years under the Senior Plan).

Mr. Gouby is not a US-based employee and therefore does not participate in the above pension plans. Mr. Gouby, who is an employee of the Company’s Belgian subsidiary, is a member of a non-US defined benefit pension plan that covers all salaried Belgian employees (the “Salaried Plan”). This plan is insured. Mr. Gouby’s retirement age under the Salaried Plan is 65. This plan provides no enhanced early retirement benefits.

At age 65, the Salaried Plan provides Mr. Gouby with a total pension for each year of service equal to 0.5% of final pensionable compensation up to the Final Plan Ceiling (as defined below) and 1.75% of the excess over such ceiling. Mr. Gouby does not contribute to this plan. Mr. Gouby will have the option to convert his pension entitlement into a single lump-sum payment. “Pensionable compensation” is determined on 1 April each year and is equal to approximately 93% of annual salary and also includes the average bonus granted in the three preceding calendar years. “Final pensionable compensation” is the average of the pensionable compensation in the three years preceding age 65. “Final Plan Ceiling” is the average of Belgium’s compensation ceilings used to determine government social security benefits in the three years preceding age 65.

The following table shows the maximum amount payable annually on normal retirement under the Salaried Plan on a joint and 60% survivor annuity basis. Such amounts are in addition to any Belgian Social Security benefits that are payable to participants. Dollar amounts shown in this table were converted from euros using the December 31, 2003 spot market exchange rate.

Pension Plan Table for Belgian Salaried Plan

Final Pensionable Compensation	Years of Service
	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$43,235	$57,650	$72,060	$86,470	$100,880	$115,300
300,000	69,485	92,650	115,800	138,970	162,130	185,300
400,000	95,735	127,650	159,560	191,470	223,380	255,300
500,000	121,985	162,650	203,310	243,970	284,630	325,300
600,000	148,235	197,650	247,060	296,470	345,880	395,300
700,000	174,485	232,650	290,800	348,970	407,130	465,300
800,000	200,735	267,650	334,560	401,470	468,380	535,300
900,000	226,985	302,650	378,310	453,970	529,630	605,300
1,000,000	253,235	337,650	422,060	506,470	590,880	675,300

As of December 31, 2003, Mr. Gouby had accrued 20.5 years of service under the Salaried Plan.

Prior to being employed in Belgium, Mr. Gouby was employed for 5.5 years by the Company’s subsidiary in France. During his employment in France he accrued benefits under the French state statutory pension systems (ARRCO and AGIRC).

Does the Company have a compensation deferral program?

Under the Company’s compensation plans and arrangements, all participants therein, including directors, may defer payment of salaries, director compensation and incentive compensation to Arch phantom stock accounts and a variety of other phantom investment vehicles.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board has appointed the firm of KPMG LLP (“KPMG”) as independent auditors of the Company for the year 2004. The appointment of this firm was recommended to the Board by its Audit Committee.

Why are you asking for the shareholders to ratify the auditors?

The submission of this matter to shareholders at the Annual Meeting is not required by law or by the Bylaws. The Board is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board intends to reconsider its appointment of KPMG as independent auditors.

A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

What were KPMG audit fees in 2002 and 2003?

The aggregate fees billed to the Company for professional accounting services, including the audit of the Company’s annual financial statements by KPMG for the fiscal years ended December 31, 2002 and December 31, 2003 (based on fees billed to the Company through the date of this Proxy Statement) are set forth in the table below.

	2002	2003
	(in thousands)
Audit Fees	$1,082	$1,348
Audit-Related Fees	228	309
Tax Fees	278	101

Subtotal	1,588	1,758
All other fees	152	68

Total fees	$1,740	$1,826

For purposes of the preceding table, the professional fees are classified as follows:

•	Audit Fees – These are fees for professional services performed for the audit of the Company’s and certain of its subsidiaries’ annual financial statements and review of financial statements included in its Form 10-Q filings, services that are normally provided by its independent accountants in connection with statutory and regulatory filings or engagements, and services that generally only its independent accountants reasonably can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. Included in this category for KPMG are fees incurred for audits of the financial statements of certain of its subsidiaries performed in connection with acquisitions or dispositions of such subsidiaries, or in compliance with such subsidiaries’ independent legal reporting obligations.

•	Audit-Related Fees – These are fees for assurance and related services that traditionally are performed by the Company’s independent accountants. More specifically, these include: employee benefit plan audits; due diligence related to mergers, acquisitions and dispositions; internal control reviews; attestation services that are not required by statute or regulation; and consultation concerning financial accounting and reporting standards.

•

Tax Fees – These are fees for all professional services performed by professional staff in KPMG’s independent accountant’s tax division except those services related to the audit of the Company’s financial statements. These include fees for tax compliance, tax planning and tax advice. Tax compliance involves preparation of original and amended tax returns, refund claims and tax payment services. Tax planning and tax advice encompass a diverse range of subjects, including assistance with tax audits and appeals, tax advice related to mergers, acquisitions and dispositions, and requests for rulings or technical advice from taxing authorities.

•	All Other Fees – These are fees for other permissible work performed that do not meet the above category descriptions.

SEC rules effective as of May 6, 2003 require the Company’s Audit Committee to pre-approve all auditing and permissible non-auditing services provided by the Company’s independent auditor (with certain limited exceptions). Since the effective date of these rules, all of the services performed by KPMG described above under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved in accordance with the Company’s pre-approval policy described below.

The percentage of services in each category above (other than audit services) that were rendered pursuant to the de minimus safe harbor exception to the pre-approval requirements are as follows: Audit-Related Fees (0%), Tax Fees (0%) and All Other Fees (0%).

The Audit Committee has considered whether the provision of services described under All Other Fees is compatible with maintaining KPMG’s independence.

Pre-approval Policies and Provisions

The Audit Committee is responsible for the appointment and compensation of the Company’s independent public accountant. Pursuant to the policy adopted by the Audit Committee in 2003, the Audit Committee pre-approves all auditing and permissible non-auditing services provided by our independent auditor. The approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the Company’s independent auditor or on an individual basis. The Audit Committee has pre-approved certain specific non-auditing services provided they are below a certain dollar threshold and provided such specific services are subsequently presented to the Audit Committee. For all other non-audit services not so pre-approved, the Audit Committee has delegated to each Audit Committee member the authority to approve such services but that decision must be presented to the full Audit Committee at its next regularly scheduled meeting. The Company’s independent auditor may not be retained to perform the non-auditing services specified in Section 10A(g) of the Exchange Act.

What vote is required to ratify the auditors?

The ratification of the appointment of independent auditors for 2004 requires that the votes cast in favor of the ratification exceed the votes cast opposing such ratification. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2004.

MISCELLANEOUS

Who will pay for this solicitation of proxies?

The Company will pay the entire expense of this solicitation of proxies.

Georgeson Shareholder Communications Inc., New York, New York, will solicit proxies by personal interview, mail, telephone, facsimile and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Georgeson Shareholder Communications Inc. a fee of $8,500 covering its services and will reimburse Georgeson Shareholder Communications Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone, facsimile, mail and telegram by directors, officers and employees of the Company.

When must a shareholder submit a proposal for the next annual meeting?

Shareholders who intend to present proposals for consideration at the 2005 Annual Meeting of Shareholders and who wish to have their proposals included in the Company’s proxy statement and proxy card for that meeting must be certain that their proposals are received by the Company at its principal executive offices on or before November 13, 2004. Proposals should be sent to the Corporate Secretary, Arch Chemicals, Inc., 501 Merritt 7, Norwalk, Connecticut 06851. All proposals must also comply with the applicable requirements of the Federal securities laws in order to be included in the Company’s proxy statement and proxy card for the 2005 Annual Meeting. In addition, in order for any shareholder proposal to be presented during next year’s annual meeting, written notice must be received by the Company at its headquarters on or after November 12, 2004 and on or before December 12, 2004 as provided in the Company’s Bylaws, and shall contain such information as required under such Bylaws. The Bylaw requirements are separate and apart from and in addition to the SEC’s requirements that a shareholder must satisfy to have a shareholder proposal included in the Company’s proxy statement under SEC Rule 14a-8. You may contact the Company’s Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals, including nominations for directors.

By order of the Board of Directors,

SARAH A. O’CONNOR

          Secretary

Dated: March 12, 2004

Appendix A

CHARTER

OF THE

AUDIT COMMITTEE

OF

ARCH CHEMICALS, INC.

Effective April 24, 2003

MEMBERSHIP

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Arch Chemicals, Inc. (the “Corporation”) will consist of three or more Directors, all of whom are independent Directors as defined in the Principles of Corporate Governance. In addition, the membership of the Committee shall comply with applicable New York Stock Exchange (“NYSE”) rules, including those regarding independence, financial literacy, and financial management experience to the extent required by such rules and with any applicable rules and regulations of the Securities and Exchange Commission (“SEC”), in each case as in effect from time to time. The Board shall endeavor to have at least one member of the Committee be a “financial expert” as defined by the SEC rules. No member of the Committee may simultaneously serve on the audit committee of more than three public companies.

The Chair will be rotated among Committee members periodically at the discretion of the Board.

PURPOSE

The primary purpose of the Committee of the Board is to assist the Board in fulfilling its responsibility to oversee (i) Management’s conduct of the Corporation’s financial reporting process (including Management’s development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Corporation’s financial statements, (iii) the Corporation’s compliance with legal and regulatory requirements and ethical standards, (iv) the qualifications and independence of the Corporation’s independent auditors and (v) the performance of the Corporation’s internal audit function and the independent auditors.

The primary responsibility of the Committee is to oversee the Corporation’s financial reporting process on behalf of the Board and report the results of their activities to the Board. It is not the duty of the Committee to plan or conduct audits to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or to assure compliance with laws. These are the responsibilities of Management, the internal audit service provider, and the independent auditors. In carrying out its responsibilities, the Committee should remain flexible in order to react to changing conditions and circumstances. In carrying out its oversight responsibilities, the Committee cannot provide any expert or special assurance as to the Corporation’s financial statements or internal controls or any professional certification as to the independent auditors’ work. In carrying out its function, the Committee may use both internal and external resources and advisors as it deems appropriate.

AUDITING PRACTICES

The independent auditor and the internal audit service provider for the Corporation is ultimately accountable to the Committee and the Board. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate, compensate and, where appropriate, replace the independent auditor and the internal audit service provider. Both the independent auditor and internal auditor service provider shall report directly to the Committee.

The Committee and its Chair, each shall have the authority to review and pre-approve (i) all auditing services (including those performed for purposes of providing comfort letters and statutory audits) and (ii) all non-auditing services rendered to the Corporation by its independent auditors or by internal audit service provider (other than de minimus non-audit services as defined in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which shall be approved prior to completion of the independent auditors’ audit), in each case including fees; provided that any such decisions of the Committee Chair shall be presented to the Committee at the next Committee meeting.

The Committee shall receive from the independent auditors, at least annually, a written report describing: (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to any independent audit carried out by the independent auditors, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Corporation, including the matters covered by Independence Standards Board Standard Number 1 and any services that may impact the objectivity and independence of the independent auditors.

After reviewing the foregoing report and the independent auditors’ work and taking into account the opinions of such persons and taking such additional actions as the Committee deems appropriate, the Committee shall evaluate the independent auditors’ qualifications, performance and independence (including a review and evaluation of the lead partner) and present its conclusions to the Board.

The Committee should consider whether, in order to assure the continuing independence of the independent auditors, there should be regular rotation of the lead and reviewing audit partners (in addition to the rotation every five years required pursuant to Section 10A(j) of the Exchange Act) or of the independent audit firm.

The Committee shall discuss with Management, and review the performance and adequacy of the Corporation’s internal audit function, including the internal auditors’ responsibilities, budget, staffing and any proposed changes in the audit scope, plan or procedures from the prior period.

The Committee shall review and approve the appointment, replacement, reassignment or dismissal of the Corporation’s internal audit service provider and periodically review such provider’s performance.

DUTIES AND RESPONSIBILITIES

In addition to any others the Board may delegate from time to time, the duties and responsibilities of the Committee will be to:

Auditing Matters

1.	advise the Board on all internal and external audit matters affecting the Corporation;

2.	recommend the appointment of the independent auditors and approve the terms and conditions of their engagement;

3.	review the Corporation’s financial, regulatory and computer annual audit plans;

4.	review with Management the appointment and/or replacement of the senior internal financial and computer auditing executive and senior internal regulatory auditing executive or internal audit provider of these services;

5.	discuss with the independent auditors the scope and results of their examination of the Corporation’s financial statements, including any qualification in the independent auditor’s opinion, any related management letter, and management’s responses to any independent auditor recommendation;

6.	discuss with the independent auditors the matters required to be discussed by Independent Standards Board No. 1 and Statement on Auditing Standards No. 61, as such may be amended or superceded from time to time;

7.	review activity and special reports of the Corporation’s internal audit provider and serve as a channel of communication between the internal financial and computer auditing service provider and the Board and the internal regulatory auditing service provider and the Board;

8.	review the presentation of the Corporation’s financial results and related management’s discussion and analysis and related disclosures, and monitor the adequacy of the Corporation’s internal financial controls, which review shall also include a discussion of the reasonableness of judgments and estimates made in the preparation of the financial statements that may be viewed as critical, as well as the clarity of financial statement disclosures;

9.	discuss the selection, quality, application and disclosure of the Corporation’s significant or critical accounting policies contained in the financial statements with Management and the independent auditor;

10.	discuss the effect of regulatory or accounting initiatives, as well as off-balance sheet transactions, on the financial statements;

11.	regularly review with the independent auditors and the internal auditors any audit problems or difficulties encountered and Management’s response (including any restrictions on access, any accounting adjustments noted or proposed but passed as immaterial or for other reasons;

12.	discuss with Management, the internal auditors and the independent auditors the quality and adequacy of the Corporation’s internal controls, including reviewing any Management internal control report, any significant internal control deficiencies or material weaknesses, any fraud involving management or others significantly involved in the Corporation’s internal controls and procedures and any changes implemented in light of material control deficiencies or weaknesses;

13.	determine whether to recommend to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K;

14.	monitor activities and results of audits of the computer data center and systems, including microprocessor systems;

15.	discuss with Management and the independent auditors the adequacy and effectiveness of the Corporation’s accounting and financial records and system for monitoring and managing business risk and legal compliance programs;

16.	discuss with Management and the independent auditor significant changes to the Corporation’s accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent auditor, the internal audit service provider or Management, and as a whole, or through the Chair, the Committee shall review the impact on the financial statements of significant events, transactions, or changes in accounting principles or estimates which potentially affect the quality of the financial reporting with Management, the internal audit service provider and the independent auditor prior to the filing of the Corporation’s Reports on [Form 10-Q or] 10-K, or as soon as practicable if the communications cannot be made prior to its filing;

17.	review with Management and the independent auditor the Corporation’s quarterly financial statements (including, without limitation, footnotes and Corporation’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations) prior to the filing of the Corporation’s Quarterly Report on Form 10-Q (“Form 10-Q”);

18.

discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended or supplemented, including receiving from the independent auditors timely reports concerning: (i) all critical accounting policies and practices to be used; (ii) all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with the management of the Corporation, the ramifications of the use of such alternative treatments and the treatment preferred by the independent auditors; and (iii) other material written communications between the independent auditors and the management of the Corporation (such as any management or internal control letter or schedule of unadjusted differences) in connection with the annual audit and review by the independent auditors of the financial information included in the Corporation’s Annual Reports on Form 10-K (“Form 10-K”) and prior to the filing of the Form 10-K;

19.	establish clear hiring policies with respect to employees and former employees of the independent auditors and such policies shall comply with all applicable legal restrictions regarding the hiring of such employees;

20.	review disclosures made to the Committee by the Corporation’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and the Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls;

21.	review with Management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information to the extent required by applicable NYSE rules; provided the Chair of the Committee may represent the entire Committee for purposes of this review;

22.	periodically review and discuss financial information and earnings guidance provided to analysts and rating agencies to the extent required by applicable NYSE rules;

Risk Management, Legal Compliance and Regulatory Matters

23.	review the ethics program and advise the Board on compliance, or material noncompliance, with the Arch Chemicals Standards of Ethical Business Practices, the implementation of the Corporation’s Ethics Action Plan and government and other legal compliance programs;

24.	monitor major litigation and pending internal or external special investigations, with a particular interest in matters where there are claims that the Corporation has acted unethically or unlawfully;

25.	review the Corporation’s insurance, litigation and risk assessment and management processes;

26.	monitor activities and results of environmental, health and safety and other regulatory audits;

27.	review the audit of the expenses of the Corporation’s senior executives and members of the Board;

28.	confirm with the independent auditors that they are not aware of any matters that might fall under Section 10A(b) of the Exchange Act;

29.	receive reports on legal compliance and litigation matters;

30.	establish and monitor procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, auditing or internal accounting control matters and (ii) the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters;

Employee Pension Plan Matters

31.	review and evaluate the investment and financial performance of the Corporation’s pension plans, Voluntary Employee Benefit Associations (“VEBAs”) and any thrift plan investment funds unless otherwise delegated by the Committee;

32.	review and approve investment policies with respect to the pension plans, VEBAs and any thrift plan funds unless otherwise delegated by the Committee;

33.	approve the selection of thrift plan investment options unless otherwise delegated by the Committee;

34.	approve the appointment of pension plans, VEBAs and thrift plan trustees and investment managers and their respective agreements unless otherwise delegated by the Committee;

35.	consult with, and obtain reports from, the pension plans, VEBAs and thrift plan trustees and other fiduciaries;

Charitable, Community and Governmental Matters

36.	review, provide advice, and recommend changes, as appropriate, to Management’s programs to maintain and improve community relations;

37.	approve the charitable contribution budget and program (such approval being also approval of charitable contributions made in connection with such an approved budget and program) and those other charitable contributions that are in excess of the Chief Executive Officer’s authority;

Miscellaneous Matters

38.	advise the Board on corporate and governmental security matters;

39.	review and approve the Audit Committee Report that appears in the Corporation’s proxy statement; and

40.	review and reassess this Charter annually and recommend any appropriate changes to the Board.

The Corporation shall provide the Committee with all of the resources, both internal and external, which the Committee deems necessary or advisable to meet its duties and responsibilities and carry out its function, including the authority to engage independent auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants. The Committee, without having to seek Board approval, shall determine funding by the Corporation for the payment of the Corporation’s independent auditors and any advisors retained by the Committee.

PROCEDURES

Regular meetings of the Committee will be at such times during the year as approved by the Committee. Meetings with members of Management and/or with representatives of independent auditors and the internal audit service provider may be scheduled at the request of the Committee. Special meetings may be called and held subject to the Corporation’s Bylaws.

The Committee shall review any significant disagreement that is brought to its attention, after inquiry, among Management and the independent auditor or the internal audit service provider in connection with the preparation of the Corporation’s financial statements. In addition, the Committee shall review with Management, the internal audit service provider and the independent auditor any pending or threatened action by regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Corporation’s financial statements or accounting policies. The Committee shall be responsible for the resolution of disagreements among the Corporation’s Management, the independent auditors and the internal auditor service provider regarding financial reporting.

The Committee will meet separately with the internal audit service provider and the independent auditor, with and without Management present, periodically.

The Committee shall review its own performance and reassess the adequacy of this Charter at least annually in such manner as it deems appropriate, and submit such evaluation, including any recommendations for change, to the Board for review, discussion and approval.

The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may exclude from its meetings any persons it deems appropriate.

The Committee shall be free to talk directly and independently with any member of Management in discharging its responsibilities.

The Committee may form and delegate authority to subcommittees.

The Chair of the Committee will regularly report the Committee’s findings, conclusions and recommendations to the Board.

COMPENSATION

No member of the Committee may receive, directly or indirectly, any compensation from the Corporation other than (i) fees paid to non-employee directors for service on the Board (including customary perquisites and other benefits available to all directors), (ii) additional fees paid to directors for service on a committee of the Board (including the Committee) or as the chairperson of any committee and (iii) a pension or other deferred compensation for prior service that is not contingent on future service on the Board.

RELIANCE

In adopting this Charter, the Board acknowledges that the Committee members are not employees of the Corporation and are not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent auditor’s work or auditing standards. Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation that provide information to the Committee and the accuracy and completeness of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary.

PRINTED ON RECYCLED PAPER

[LOGO]                       YOUR VOTE IS IMPORTANT
           VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

           INTERNET                           TELEPHONE                        MAIL
           --------                           ---------                        ----

https://www.proxyvotenow.com/arj            1-866-214-3767

o Go to the website address             o Use any touch-tone          o Mark, sign and date
  listed above.                           telephone.                    your proxy card.
o Have your proxy card ready.      OR   o Have your proxy       OR    o Detach your proxy card.
o Follow the simple instructions          card ready.                 o Return your proxy card
  that appear on your computer          o Follow the simple             in the postage-paid
  screen.                                 recorded instructions.        envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

                                              ----------------------------------

                                              ----------------------------------

    1-866-214-3767          Internet or Telephone vote before 11:59 p.m., New
CALL TOLL-FREE TO VOTE      York time, on April 22, 2004; however for Arch
                            CEOP and Olin CEOP participants, the deadline for
                            Internet and Telephone voting of shares held in
                            those plans is 9:00 a.m., New York time, on April
[_]                         22, 2004.

     DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------

Mark, Sign, Date and Return                      [X]
the Proxy Card Promptly               Votes must be indicated
Using the Enclosed Envelope.          in Black or Blue ink.

The Board of Directors recommends a vote "FOR" all proposals below:

1. Election of Directors (mark one box)

   FOR     WITHHOLD   FOR ALL WITH
   ALL     FOR ALL     EXCEPTIONS*
   [_]       [_]           [_]

Nominees: 01 - Richard E. Cavanagh
          02 - Michael O. Magdol
          03 - Janice J. Teal

(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions*" box and write that nominee's name on the following blank line.)

Exceptions*
           ---------------------------------------------------------_

2. Ratification of the appointment of                    FOR   AGAINST   ABSTAIN
   KPMG LLP as Independent auditors                      [_]     [_]       [_]

   If you plan to attend the meeting, please mark this box.                [_]

   To change your address, please mark this box and provide new address
   in comments on back.                                                    [_]

   This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all of the
   Board of Directors' nominees and "FOR" Proposal 2.

   Please sign exactly as name appears hereon. Joint owners should each sign.
   When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date_______ Share Owner sign here_____________  Co-Owner sign here _____________

--------------------------------------------------------------------------------

                                ADMISSION TICKET

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side or to use our telephone or Internet voting system. (Bring this admission ticket with you if attending the meeting)

        FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS, SEE REVERSE SIDE

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      Directions to The Dolce Norwalk Center for Leadership and Innovation
       via the New England Thruway/Connecticut Turnpike or Merritt Parkway

--------------------------------------------------------------------------------

New England Thruway/ Interstate 95/
Connecticut Turnpike - Exit 13

From New York

1.   Turn right onto the Boston Post Road/Connecticut Avenue (U.S.1).

2.   Proceed .3 mile to Richards Avenue.

3.   At the traffic light turn left onto Richards Avenue and continue 1.5 miles to Fillow Street.

4.   At stop sign turn left onto Fillow Street, driving .2 mile to stop sign at
     Weed Avenue.

5.   Turn right onto Weed Avenue, continue .3 mile to entrance of The Dolce
     Norwalk Center for Leadership and Innovation.

6.   The entrance is on the right side of Weed Avenue.

From New Haven - Exit 13

1.   Turn right onto the Boston Post Road/Connecticut Avenue (U.S.1).

2.   Proceed .5 mile to Richards Avenue.

3.   Follow directions 3-6 above.

Hutchinson River Parkway/Merritt
Parkway - Exit 38

From New York

1.   Turn right onto New Canaan Avenue/Route 123 and almost immediately, at traffic light turn left onto Nursery Street.

2.   Continue on Nursery Street for .8 mile, bearing right, until it ends at
     Marvin Ridge Road.

3.   Turn left onto Marvin Ridge Road, which becomes Weed Avenue.

4.   Drive for .7 mile to the entrance of The Dolce Norwalk Center for
     Leadership and Innovation.

5.   The entrance is on the left side of Weed Avenue.

From New Haven - Exit 38

1.   Turn right onto New Canaan Avenue/Route 123.

2.   Proceed .2 mile to traffic light and take right onto Nursery Street.

3.   Follow directions 2-5 above.

                              Arch Chemicals, Inc.
          This Proxy is Solicited on Behalf of the Board of Directors
                            of Arch Chemicals, Inc.

     The undersigned, having received the Notice of Annual Meeting and Proxy
Statement, hereby (i) appoints John P. Schaefer, John W. Johnstone, Jr. and H.
William Lichtenberger, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of
Common Stock of Arch Chemicals, Inc. owned of record by the undersigned, and
(ii) directs JPMorgan Chase Bank, Trustee under the Olin Corporation
Contributing Employee Ownership Plan and Trustee under the Arch Chemicals, Inc.
Contributing Employee Ownership Plan (such plans collectively referred to as the
"CEOP") to vote in person or by proxy all shares of Common Stock of Arch
Chemicals, Inc. allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case of clause (i) and
(ii), on all matters which may come before the 2004 Annual Meeting of
Shareholders to be held at The Dolce Norwalk Center for Leadership and
Innovation, 32 Weed Avenue, Norwalk, Connecticut, on April 23, 2004, at 10:15
a.m., local time, and any adjournments or postponements thereof. The proxies will vote using the directions on the reverse side of this card. If no direction is provided, this proxy will be voted as recommended by the Board of Directors.
The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2004 Annual Meeting of Shareholders and any adjournments or postponements thereof.

(Continued, and to be signed and dated on the reverse side.)

To include any comments, please mark
this box and provide comments below.   [_]      Arch Chemicals, Inc.
                                                P.O. BOX 11008
           Address Change                       NEW YORK, N.Y. 10203-0008
              Comments

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